
Pricing Supplement No. 10  Dated September 25, 1997           Filed Pursuant to: Rule 424(b)(3)
(To Prospectus dated March 2, 1997 and                        File No. 333-22413
Prospectus Supplement dated March 20, 1997)


                              BANC ONE CORPORATION
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

This document (the "Pricing Supplement") is issued to give details of an issue by BANC ONE CORPORATION (the "Company") of its Medium-Term Notes.

This Pricing Supplement relating to $75,000,000 of the Company's 6.375% Senior Medium-Term Notes due October 1, 2002 (the "Notes") supplements the terms and conditions in, and incorporates by reference, the Prospectus dated March 3, 1997 and the Prospectus Supplement dated March 20, 1997 relating to up to $2,000,000,000 of the Company's Medium-Term Notes, and all documents incorporated by reference therein (together, the "Prospectus"), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meaning as in the Prospectus.


                            DESCRIPTION OF THE NOTES


Date of Issue:  09/30/1997     [X]Senior             [X]Fixed Rate Note               [ ]LIBOR Reuters
Maturity Date:   10/01/2002    [ ]Subordinated       [ ]CD Rate Note                  [ ]LIBOR Telerate
CUSIP:  05943FAM7                                    [ ]Commercial Paper Rate Note    [ ]Prime Rate Note
                                                     [ ]Federal Funds Rate Note       [ ]Treasury Rate Note
                                                     [ ]LIBOR Note                    [ ]CMT Rate Note

Principal Amount:  $75,000,000

Issue Price (as a percentage of Principal Amount):  99.789%

Commission or discount (as a percentage of Principal Amount):   0.0%

Specified Currency:  U.S. Dollars

Interest Rate/Initial Interest Rate:   6.375%

Interest Payment Dates:   April 1 and October 1 of each year, commencing

April 1, 1998 and ending October 1, 2002.

Regular Record Dates:   Fifteenth calendar day, whether or not a Business Day,
  immediately preceding the related Interest Payment Date.

Index Maturity:   None

Index Currency:   None

Designated CMT Telerate Page:   None

Designated CMT Maturity Index:   None

Spread:   None

Spread Multiplier:   None

Minimum Interest Rate:   None

Maximum Interest Rate:   None

Interest Payment Period:   None

Interest Reset Dates:   None

Interest Reset Period:   None

Initial Redemption Date:   None

Initial Redemption Percentage:   None

Annual Redemption Percentage Reduction:   None

Optional Repayment Date(s):   None

Calculation Agent (If Applicable):   None

                              PLAN OF DISTRIBUTION

The Notes will be sold to Salomon Brothers Inc at the Issue Price set forth above for resale to one or more investors at varying prices related to prevailing market prices at the time of resale.

This Pricing Supplement may be used by Banc One Capital Corporation ("BOCC"), a wholly owned subsidiary of BANC ONE CORPORATION, in connection with offers and sales related to secondary market transactions in the Notes. BOCC may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale.